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Exhibit 12
                               Idaho Power Company
                       Consolidated Financial Information

                       Ratio of Earnings to Fixed Charges


                                                                                            Twelve Months
                                                   Twelve Months Ended December 31,             Ended
                                                        (Thousands of Dollars)              September 30,
                                                1991      1992      1993     1994      1995      1996
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Computation of Ratio of Earnings to
 Fixed Charges:
  Consolidated net income                    $ 57,872  $ 59,990  $ 84,464  $ 74,930  $ 86,921  $ 97,227

Income taxes:
  Income taxes (includes amounts charged
   to other income and deductions)             24,321    24,601    38,057    35,307    49,497    52,947
  Investment tax credit adjustment             (3,177)   (1,439)   (1,583)   (1,064)   (1,086)     (269)

     Total income taxes                        21,144    23,162    36,474    34,243    48,412    52,678

Income before income taxes                     79,016    83,152   120,938   109,173   135,333   149,905

Fixed Charges:
  Interest on long-term debt                   54,370    53,408    53,706    51,173    51,146    51,860
  Amortization of debt discount,
   expense and premium - net                      374       392       507       567       567       581
  Interest on short-term bank loans               935       647       220     1,157     3,144     2,555
  Other interest                                3,297     1,011     2,023     1,537     1,598     2,084
  Interest portion of rentals                     884       683     1,077       794       925     1,131

     Total fixed charges                       59,860    56,141    57,533    55,228    57,381    58,211

Earnings - as defined                        $138,876  $139,293  $178,471  $164,401  $192,714  $208,116

Ratio of earnings to fixed charges              2.32X     2.48X     3.10X     2.98X     3.36X     3.58X
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